Exhibit 99.2

ENSERVCO Names Christopher D. Haymons to Board of Directors, Replacing Retiring Steve Oppenheim

DENVER, CO – January 27, 2017 – ENSERVCO Corporation (NYSE MKT: ENSV), a diversified national provider of well-site services to the domestic onshore conventional and unconventional oil and gas industries, today announced the appointment of Christopher D. Haymons to its Board of Directors. Haymons replaces Steve Oppenheim, who is retiring.

Haymons, 46, is a co-founder and Partner of Industria Partners LLC, a strategic advisory and merchant banking firm focused on providing capital, restructuring and M&A services to energy and industrial companies.  He has 25 years of investment banking experience advising energy and industrial companies on M&A, corporate finance and merchant banking transactions. Prior to co-founding Industria, Haymons played a senior leadership role as the founder and Managing Director of the Energy Services & Technologies group at St. Charles Capital, LLC, where he was also a Partner, until St. Charles was acquired by KPMG LLP in 2014. Previously, he was Senior Managing Director, Head of Investment Banking and Head of the Industrials group for Headwaters MB. He began his career with Dain Bosworth and Green Manning & Bunch.  He is a graduate of The Colorado College.

“We are delighted that Chris is joining our board. He has a wealth of pertinent experience in the energy services space and we look forward to benefitting from his energy and insights,” said Rick Kasch, chairman and CEO of ENSERVCO. “We thank Steve Oppenheim for his years of valuable service to ENSERVCO and its stockholders and wish him well.”

“I am excited and honored to join the ENSERVCO board at a time when the energy industry is showing signs of a sustainable recovery,” said Haymons. “I look forward to working closely with the board and management team.”

About ENSERVCO

Through its various operating subsidiaries, ENSERVCO provides a wide range of oilfield services, including hot oiling, acidizing, frac water heating, water transfer, bacteria and scaling treatment, water hauling and oilfield support equipment rental. The Company has a broad geographic footprint covering seven major domestic oil and gas basins and serves customers in Colorado, Kansas, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia. Additional information is available at www.enservco.com

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions ENSERVCO reasonably expects to occur in the future. Expectations for the future performance of ENSERVCO are dependent upon a number of factors, and there can be no assurance that ENSERVCO will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond ENSERVCO's ability to predict or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in ENSERVCO’s annual report on Form 10-K for the year ended December 31, 2015, and subsequently filed documents with the SEC. Forward looking statements in this news release that are subject to risk include expectations for, and sustainability of, an industry recovery. It is important that each person reviewing this release understand the significant risks attendant to the operations of ENSERVCO. ENSERVCO disclaims any obligation to update any forward-looking statement made herein.

Contacts:

Pfeiffer High Investor Relations, Inc.

Jay Pfeiffer

Phone 303-393-7044

Email: jay@pfeifferhigh.com